Exhibit 5.2

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000	Amsterdam, 18 October 2024 AerCap Holdings N.V. AerCap House 65 St. Stephen’s Green Dublin 2 Ireland

Amsterdam

Brussels

London

Luxemburg

New York

Rotterdam

Ladies and Gentlemen:

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

We have acted as special legal counsel as to Dutch law to the Dutch Companies in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

This opinion letter is rendered to you at your request and it may only be relied upon in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission. It does not purport to address all matters of Dutch law that may be of relevance with respect thereto. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the Opinion Documents and the Corporate Documents and we have assumed that the Opinion Documents have been entered into or filed, as the case may be, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on tax law, regulatory law, Dutch or European competition law, data protection law or securitization law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform of, any developments and/or changes of Dutch law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above agreement as to jurisdiction, is governed by Dutch law and (iii) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, the method used for signing is sufficiently reliable;

c.

each Deed of Incorporation is a valid notarial deed and (where applicable) each Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);

d.

(i) at all relevant times no regulations (reglementen) have been adopted by any corporate body of any Dutch Company, other than the Board Regulations, (ii) the Old Board Regulations were in force on 7 October 2021 and on the date of the Indenture, (iii) the Old Holdings Articles of Association were in force on 7 October 2021 and on the date of the Indenture, (iv) the New Holdings Articles of Association are currently in force and (v) the Solutions Articles of Association are currently in force and have been in force since the date they are dated. The Extracts support items (iv) and (v) of this assumption in respect of the New Holdings Articles of Association and the Solutions Articles of Association;

e.

none of the Dutch Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), been granted a suspension of payments (surseance van betaling verleend), or started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure), (vi) been subjected to any intervention, recovery or resolution measure pursuant to the BRRD, the SRM Regulation or the DFSA, as applicable or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extracts and our inquiries of today with the Insolvency Registers support the items (i) through (v) (except for any statutory proceedings for the restructuring of debts (akkoordprocedure) that have not, or not yet, been filed in the Insolvency Registers) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

f.

the resolutions recorded in the Resolutions are (and were at all relevant times) in full force and effect, and the factual statements made and the confirmations given in the Resolutions are (and were at all relevant times) complete and correct;

g.

each Power of Attorney (i) is (and was at all relevant times) in full force and effect, and (ii) under any applicable law other than Dutch law, validly authorised and authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant Dutch Company for the purposes stated therein.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.	AerCap Holdings N.V. has been duly incorporated and is validly existing as a naamloze vennootschap (public company with limited liability).

2.	AerCap Aviation Solutions B.V. has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Corporate Power

3.

Each Dutch Company has the corporate power to enter into the Opinion Documents, to perform its obligations thereunder and, where it relates to AerCap Aviation Solutions B.V., to grant the Guarantee. None of the Dutch Companies violated or violates any provision of its Articles of Association by entering into the Opinion Documents, performing its obligations thereunder or, where it relates to AerCap Aviation Solutions B.V., by granting the Guarantee.

Corporate Action

4.

Each Dutch Company had and has taken all corporate action required by its Articles of Association and Dutch law in connection with entering into the Opinion Documents, the performance of its obligations thereunder and, where it relates to AerCap Aviation Solutions B.V., for the granting of the Guarantee.

Valid Signing

5.	The Registration Statement has been validly signed on behalf of each Dutch Company.

The opinions expressed above are subject to the following qualifications:

A.

As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties to the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The Extracts do not constitute conclusive evidence of the facts reflected therein.

C.

Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that by entering into the Opinion Documents any Dutch Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Dutch Companies are served by entering into the Opinion Documents since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.

the BRRD, the SRM Regulation or the DFSA, as applicable, which grants the competent authorities certain intervention, recovery and resolution tools, and powers to implement these tools, to intervene in or resolve a financial enterprise or an affiliated entity, if it or the group to which it belongs is deemed no longer viable, failing or likely to fail or threatening the stability of the financial system (each subject to further conditions). In order to increase the effectiveness of these tools and powers, certain restrictions may be imposed on the exercise of the rights or performance of the obligations of the parties under the Opinion Documents in the event of the use of such tools and powers. The rights and obligations of the parties to the Opinion Documents, or the enforcement thereof, may be disrupted and/or affected on the basis of the BRRD, the SRM Regulation or the DFSA, as applicable.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”	in relation to each Dutch Company, its articles of association (statuten) from time to time

“Bankruptcy Code”	the Dutch Bankruptcy Code (Faillissementswet)

“Board Regulations”	the Old Board Regulations and, after their entry into effect, the New Board Regulations

“BRRD”	Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms

“Commercial Register”	the Dutch Chamber of Commerce Commercial Register

“Corporate Documents”	the documents listed in Exhibit C

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek)

“Deeds of Incorporation”

a.   in relation to AerCap Holdings N.V., its deed of incorporation (akte van oprichting), dated 10 July 2006; and

b.  in relation to AerCap Aviation Solutions B.V., its deed of incorporation (akte van oprichting), dated 10 April 2012

“DFSA”	the Dutch Financial Supervision Act (Wet op het financieel toezicht)

“Dutch Companies”	each of AerCap Holdings N.V. and AerCap Aviation Solutions B.V.

“Exhibit”	an exhibit to this opinion letter

“Extract”	in relation to a Dutch Company, a pdf copy of an extract from the Commercial Register, received by us by email and dated 29 October 2019 and the date of this opinion letter with respect to that Dutch Company

“Guarantee”	the guarantee of the Notes (as defined in the Indenture) by the Dutch Companies pursuant to Article 10 (Guarantees) of the Indenture

“Indenture”	the indenture relating to the Notes (as defined therein), dated 29 October 2021, made between, inter alios, Aercap Ireland Capital DAC as Irish Issuer, Aercap Global Aviation Trust as U.S. Issuer, Aercap Holdings N.V. as Holdings, AerCap Aviation Solutions B.V. as guarantor and the Trustee

“Insolvency Proceedings”	any insolvency proceedings within the meaning of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed in Annex A thereto, any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Dutch Bankruptcy Code, any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Dutch Bankruptcy Code and any intervention, recovery or resolution measure on the basis of the BRRD, the SRM Regulation or the DFSA

“Insolvency Registers”	the online central insolvency register (Centraal Insolventie Register), the online EU Insolvency Register (Centraal Insolventie Register—EU Registraties) and the online Register of Decisions in a WHOA Procedure (Register uitspraken in een WHOA-procedure) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	the European territory of the Kingdom of the Netherlands and “Dutch” is in or of the Netherlands

“New Board Regulations”	AerCap Holdings N.V. Rules for the Board of Directors, including its Committees, dated as of 6 December 2023

“New Holdings Articles of Association”	in relation to AcrCap Holdings N.V., its articles of association (statuten) as they read after the execution of a deed of amendment dated 1 November 2021, which, according to the relevant Extract, was the last amendment to this Dutch Company’s articles of association

“Old Board Regulations”	AerCap Holdings N.V. Rules for the Board of Directors, including its Committees, dated as of 16 March 2017

“Old Holdings Articles of Association”	in relation to AerCap Holdings N.V., its articles of association (statuten) as they read after the execution of a deed of amendment dated 24 April 2019

“Opinion Documents”	in relation to a Dutch Company, the documents listed in Exhibit B to which that Dutch Company is expressed to be a party

“Power of Attorney”	the powers of attorney as contained in the Resolutions, granted by each Dutch Company in respect of the entering into the transactions contemplated by the Opinion Documents

“Prospectus”	the prospectus forming part of the Registration Statement

“Registration Statement”	the registration statement of, inter alios, Aercap Ireland Capital DAC as Irish Issuer, Aercap Global Aviation Trust as U.S. Issuer, Aercap Holdings N.V. as Holdings, AerCap Aviation Solutions B.V. as guarantor on Form F-3 under the Securities Act of 1933 of the United States, as amended, dated 18 October 2024

“Resolutions”

a.   in relation to AerCap Holdings N.V., the document or documents containing the resolutions of its management board (bestuur), dated 7 October 2021 and 11 September 2024; and

b.  in relation to AerCap Aviation Solutions B.V., the document or documents containing the resolutions of its management board (bestuur), dated 6 October 2021 and 17 October 2024

“SRM Regulation”	Regulation (EU) No 806/2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund

“Trustee”	The Bank of New York Mellon Trust Company, N.A.

EXHIBIT B

LIST OF OPINION DOCUMENTS

1.	the Indenture; and

2.	the Registration Statement.

EXHIBIT C

LIST OF CORPORATE DOCUMENTS

1.	the Deeds of Incorporation;

2.	the Articles of Association;

3.	each Extract; and

4.	the Resolutions.